Exhibit 99.1

root9B Awarded Air Force Applied Cyber Operations Training Contract

COLORADO SPRINGS, Colo., March 23, 2016 /PRNewswire/ -- root9B, a root9B Technologies Company (OTCQB: RTNB), and leading provider of advanced cybersecurity services and training for commercial and government clients, announced today it has been awarded a cyber operations training contract by the United States Air Force. The award is a four (4) year Blanket Purchase Agreement (BPA) with an estimated value of $5.3 million and a maximum ceiling of $6.4 million.

The scope of the contract is to provide Initial Qualification Training (IQT) to Airmen through an Applied Cyber Operations Training (ACOT) course curriculum. The training will be a follow-on course to the Air Force's established Cyber Training Pipeline.

"root9B possesses a unique concentration of former government and military cyber operations experts," said Scott Myers, root9B's Senior Vice President. "The ACOT contract will ensure our knowledge and experience is shared with future cyber operators."

"root9B is committed to educating our military's cyber operations workforce," said Eric Hipkins, root9B's Chief Executive Officer. "Our goal is to ensure that training is relevant and timely to the mission of our Armed Forces."

About root9B

Based in Colorado Springs, CO, root9B is a leading provider of advanced cybersecurity services and training for commercial and government clients. Combining cutting-edge technology, tactics development, specialty tools, and deep mission experience, root9B personnel leverage their extensive backgrounds in the U.S. Intelligence Community to conduct advanced vulnerability analysis, penetration testing, digital forensics, incident response, industrial control system (ICS) security, and active adversary pursuit (HUNT) engagements on networks worldwide. For more information, visit www.root9B.com.

About root9B Technologies, Inc.

root9B Technologies (OTCQB: RTNB) is a leading provider of Cybersecurity and Regulatory Risk Mitigation Services. Through its wholly owned subsidiaries root9B and IPSA International, root9B Technologies delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state and government agencies. For more information, visit www.root9btechnologies.com.

Forward Looking Statements

Certain information contained in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding contracts, future financial performance, future growth and future acquisitions. These statements are based on root9B Technologies' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of root9B Technologies business. These risks, uncertainties and contingencies are indicated from time to time in root9B Technologies filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that root9B Technologies financial results in any particular period may not be indicative of future results.  root9B Technologies is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Media Contact:	Investors:
Andrew Hoffman	Devin Sullivan
Zito Partners	The Equity Group Inc.
908-546-7447	212-836-9608
andrew@zitopartners.com	dsullivan@equityny.com